SUBSIDIARIES OF UMPQUA HOLDINGS CORPORATION


                               Jurisdiction of  Name Under Which
Name of Subsidiary              Incorporation   Business Is Conducted
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South Umpqua Bank                  Oregon       South Umpqua Bank

Strand, Atkinson, Williams &       Oregon       Strand, Atkinson, Williams &
  York                                            York